Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-183912
333-175541
333-171184

Prospectus Supplement No. 5
(to Prospectus dated January 8, 2014,
as supplemented by Prospectus Supplement No. 1,
dated January 24, 2014, Prospectus Supplement
No. 2, dated February 14, 2014, Prospectus
Supplement No. 3, dated March 7, 2014, and
Prospectus Supplement No. 4, dated March 14, 2014)

6,359,294 SHARES OF COMMON STOCK
OF
ADCARE HEALTH SYSTEMS, INC.
This prospectus supplement No. 5, dated May 21, 2014 (this “Prospectus Supplement No. 5”), supplements our prospectus, dated January 8, 2014, as amended and supplemented by Prospectus Supplement No. 1 thereto, dated January 24, 2014, Prospectus Supplement No. 2 thereto, dated February 14, 2014, Prospectus Supplement No. 3 thereto, dated March 7, 2014, and Prospectus Supplement No. 4, dated March 14, 2014 (as so amended and supplemented, the “Prospectus”). This Prospectus Supplement No. 5 is being filed to update, amend and supplement the information included or incorporated by reference into the Prospectus with the information contained in our Current Report on Form 8−K, filed with the Securities and Exchange Commission on May 21, 2014, which is attached to this Prospectus Supplement No. 5. This Prospectus Supplement No. 5 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.
The Prospectus and this Prospectus Supplement No. 5 relate to the resale or other disposition from time to time of up to 6,359,294 shares of our common stock by the selling shareholders named in the Prospectus. The shares of common stock covered by the Prospectus and this Prospectus Supplement No. 5 represent shares which are currently outstanding and shares issuable upon the conversion of convertible promissory notes and the exercise of warrants which were previously issued by us in private placement transactions. We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 5 and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders.
This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus. This Prospectus Supplement No. 5 updates, amends and supplements the information included or incorporated by reference into the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 5, you should rely on the information in this Prospectus Supplement No. 5.
Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus, dated January 8, 2014, filed with the Securities and Exchange Commission on January 14, 2014, including any supplements or amendments thereto, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-183912, 333-175541 and 333-171184.
The common stock is traded on the NYSE MKT under the symbol “ADK.” On May 21, 2014, the last reported sale of the common stock on the NYSE MKT was $4.03 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 6 of the Prospectus.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 5. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 5 is May 21, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      May 15, 2014

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 15, 2014, AdCare Health Systems, Inc. (the “Company”) and AdCare Administrative Services, LLC, AdCare Oklahoma Management, LLC and Hearth & Home of Ohio, Inc., each wholly owned subsidiaries of the Company, entered into an Amendment (the “Amendment”), with BAN NH, LLC, Senior NH, LLC, Oak Lake, LLC, Kenmetal, LLC, Living Center, LLC, Meeker Nursing, LLC, Meeker Property Holdings, LLC, MCL Nursing, LLC, McLoud Property Holdings, LLC, Harrah Whites Meadows Nursing, LLC, and Harrah Property Holdings, LLC (collectively, the “Brogdon Entities”), Christopher F. Brogdon (“Brogdon”) and GL Nursing, LLC (“GL”), which amended that certain Letter Agreement (the “Agreement”), dated as of February 28, 2014, by and among the parties thereto. The Brogdon Entities and GL are owned and/or controlled directly or indirectly by Brogdon, who is the Company’s Vice Chairman and greater than 5% beneficial owner of the Company’s common stock.
As previously reported on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 7, 2014, pursuant to the Agreement, Brogdon executed a promissory note (the “Note”) in favor of the Company in a principal amount of $523,663, which represents amounts owed by Brogdon, GL and the Brogdon Entities to the Company and certain of its subsidiaries with respect to fees relating to the Company’s management of certain skilled nursing facilities owned by the Brogdon Entities and in connection with the Company’s assignment to GL in May 2012 of its rights to acquire a skilled nursing facility located in Lonoke, Arkansas.
Pursuant to the Amendment, the Company agreed to pay an amount of $92,323 (the “Tax Payment”) to the appropriate governmental authorities of Jefferson County, Alabama, such amount representing outstanding real property taxes due on that certain assisted living facility located at 1851 Data Drive, Hoover, Alabama (the “Riverchase Facility”). The Company determined that it was in its best interest to make the Tax Payment in order to preserve the Company’s interest in the sale of the Riverchase Facility as contemplated by the Agreement. The Riverchase Facility is owned by Riverchase Village ADK, LLC (“Riverchase Village”), which is the Company’s variable interest entity and which is owned and controlled by Brogdon. Riverchase Village has entered into a purchase agreement to sell the Riverchase Facility to an independent third party. In connection with the Tax Payment, the parties also agreed to amend and restate the Note (the “Amended and Restated Note”). The Amended and Restated Note reflects a new principal amount of $615,986, which represents the principal of the Note plus the Tax Payment. If the closing of the sale of the Riverchase Facility does not occur on or before December 31, 2014, then a payment of principal under the Amended and Restated Note equal to the Tax Payment shall be due and payable to the Company on or before January 31, 2015.
Furthermore, the Amendment amends the Agreement so that upon the closing of the sale of the Riverchase Facility to a third party purchaser, the net sales proceeds from such sale shall be distributed so that any net sales proceeds shall firstly be paid to the Company to satisfy the $92,323 amount under the Amended and Restated Note representing the Tax Payment.
For a further description of the Company’s relationship with Brogdon, see the information set forth in: (i) the section entitled “Note to Consolidated Financial Statements - Note 19. Related Party Transactions” and “Note to Consolidated Financial Statements - Note 20. Subsequent Events” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; (ii) the section entitled “Certain Information and Related Party Transactions” of the Company’s Proxy Statement on Schedule 14A filed with the SEC on October 29, 2013; and (iii) the section entitled “Note to Consolidated Financial Statements - Note 16. Subsequent Events” of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

2

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1    Amendment, dated May 15, 2014, by among AdCare Health Systems, Inc., AdCare Administrative Services, LLC, AdCare Oklahoma Management, LLC, Hearth & Home of Ohio, Inc., BAN NH, LLC, Senior NH, LLC, Oak Lake, LLC, Kenmetal, LLC, Living Center, LLC, Meeker Nursing, LLC, Meeker Property Holdings, LLC, MCL Nursing, LLC, McLoud Property Holdings, LLC, Harrah Whites Meadows Nursing, LLC, Harrah Property Holdings, LLC, Christopher F. Brogdon, and GL Nursing, LLC.

99.2    Amended and Restated Note, dated May 15, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon.

5

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2014	ADCARE HEALTH SYSTEMS, INC.

/s/ Ronald W. Fleming
Ronald W. Fleming
Chief Financial Officer

3

EXHIBIT INDEX

99.1    Amendment, dated May 15, 2014, by among AdCare Health Systems, Inc., AdCare Administrative Services, LLC, AdCare Oklahoma Management, LLC, Hearth & Home of Ohio, Inc., BAN NH, LLC, Senior NH, LLC, Oak Lake, LLC, Kenmetal, LLC, Living Center, LLC, Meeker Nursing, LLC, Meeker Property Holdings, LLC, MCL Nursing, LLC, McLoud Property Holdings, LLC, Harrah Whites Meadows Nursing, LLC, Harrah Property Holdings, LLC, Christopher F. Brogdon, and GL Nursing, LLC.

99.2    Amended and Restated Note, dated May 15, 2014, by and among AdCare Health Systems, Inc. and Christopher F. Brogdon.

4

Exhibit 99.1

AMENDMENT

THIS AMENDMENT (this “Amendment”) is made and entered into as of the 15th day of May, 2014 (the “Effective Date”) by and among the entities listed on the signature page hereto as the “Brogdon Entities”, CHRISTOPHER F. BROGDON, in his individual capacity (“Brogdon”), ADCARE OKLAHOMA MANAGEMENT, LLC, a Georgia limited liability company (“ADK Oklahoma”), ADCARE ADMINISTRATIVE SERVICES, LLC, a Georgia limited liability company (“ADK Admin”), ADCARE HEALTH SYSTEMS, INC., a Georgia corporation (“ADK”), and HEARTH & HOME OF OHIO, INC., an Ohio corporation (“Hearth & Home”) (hereinafter ADK Oklahoma, ADK Admin, ADK and Hearth & Home are sometimes collectively referred to as the “ADK Entities”).

W I T N E S S E T H:

WHEREAS, the Brogdon Entities and Brogdon on one hand and the ADK Entities on the other hand entered into that certain Agreement dated as of February 28, 2014 (the “Agreement”);

WHEREAS, in connection with the Agreement, Brogdon executed in favor of ADK a promissory note dated February 28, 2014 in the principal amount of $523,663.00 (the “Note”);

WHEREAS, Riverchase Village ADK, LLC, a Georgia limited liability company owned by Brogdon (“Riverchase”), owns that certain assisted living facility located at 1851 Data Drive, Hoover, Alabama 35244 (the “Riverchase Facility”) and owes real property taxes in the amount of $92,323.00 with respect thereto for 2013 (the “Tax Obligation”); and

WHEREAS, in order to preserve ADK’s interest in the sale of the Riverchase Facility as contemplated by the Agreement, ADK has determined that it is in its best interest to cause the Tax Obligation to be satisfied;

WHEREAS, the Parties desire to amend the Agreement and amend and restate the Note on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement and the Note as follows:

I.	Amendments to the Agreement.

1.Section 4 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

4.    Outstanding Management Fees/Lonoke Obligation/Tax Payment.

(a)Outstanding Management Fees/Lonoke Obligation. Set forth on Exhibit “B” attached hereto is a list of obligations due and owing to the ADK Entities as of the Effective Date (i) from the Brogdon Entities to ADK Oklahoma under the Management Agreements (the “Outstanding Management Fees”) and (ii) from GL Nursing to ADK Admin under that certain agreement dated as of April 2013 (the

“Lonoke Agreement”) (the “Lonoke Obligation”).

(b)Tax Payment. On or before May 16, 2014, ADK shall pay to the Jefferson County Tax Collector an amount equal to $92,323.00 (the “Tax Payment”). Riverchase and Brogdon hereby agree to immediately submit, or cause to be submitted, the Tax Payment to the appropriate governmental entity for application against the Tax Obligation. Riverchase and Brogdon represent and warrant that $92,323.00 is the full amount owed and payment of such amount to the appropriate tax authority will satisfy all property tax obligations in full.

(c)Outstanding Obligations. The term “Outstanding Obligations” as used in this Agreement shall mean collectively the Outstanding Management Fees, the Lonoke Obligation and the Tax Payment.

2.Section 5 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

5.    Promissory Note. The Outstanding    Obligations shall be evidenced by a promissory note in the aggregate principal amount of $615,986.00 dated as of May 15, 2014 given by Brogdon in favor of ADK in substantially the form attached hereto as Exhibit “C” (the “Note”).

3.Section 7 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

7.    Sale of Riverchase Facility. Riverchase is the owner of that certain assisted living facility located at 1851 Data Drive, Hoover, Alabama 35244 (the “Riverchase Facility”). Riverchase and Brogdon agree that upon the closing of the sale of the Riverchase Facility to an arms-length third party purchaser at any time and regardless of whether Hearth & Home has exercised the Option, the Net Sales Proceeds (as hereinafter defined) shall be distributed in the following order:

(a)Net Sales Proceeds in the amount of $92,323.00 shall be paid to ADK to satisfy the Loan obligation under the Note;

(b)	One-half of the Net Sales Proceeds shall be paid to ADK;

(c)The remaining Net Sales Proceeds shall be paid to ADK to satisfy the Outstanding Obligations and interest (if any) then due under the Note with such payment to be applied in the order of scheduled amortization under the Note; and

(d)	The balance of Net Sales Proceeds shall be paid to ADK.
For purposes hereof, “Net Sales Proceeds” shall mean the gross purchase price for the sale of the Riverchase Facility to an arms-length third party purchaser minus (i) all secured indebtedness of Riverchase and (ii) usual and customary closing costs required to deliver good and marketable title to the purchaser of the Facility but specifically excluding any operating or working capital.

Notwithstanding any provisions hereof, if the closing of the sale of the Riverchase Facility does not occur on or before December 31, 2014, then a payment of principal under the Note equal to the Tax Payment shall be due and payable on or before January 31, 2015.

II.    Miscellaneous.

1.All capitalized but undefined terms used herein shall have the meanings ascribed to them in the Agreement as amended.

2.Except as modified hereby, all terms and conditions of the Agreement are and shall remain in full force and effect.

{Signatures on Following Page}

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

BROGDON ENTITIES:

BAN NH, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

SENIOR NH, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

OAK LAKE, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

KENMETAL, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

LIVING CENTER, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

MEEKER NURSING, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

MCL NURSING, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

HARRAH WHITES MEADOWS NURSING, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

MEEKER PROPERTY HOLDINGS, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

McLOUD PROPERTY HOLDINGS, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

HARRAH PROPERTY HOLDINGS, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

GL NURSING, LLC

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

BROGDON:

/s/ Christopher F. Brogdon
Christopher F. Brogdon, individually

ADK ENTITIES:

ADCARE OKLAHOMA MANAGEMENT, LLC

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Title:

ADCARE ADMINISTRATIVE SERVICES, LLC

By:	/s/ Ronald W. Fleming
Name:	Ronald W. Fleming
Title:	Manager

HEARTH & HOME OF OHIO, INC.

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Title:

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Ronald W. Fleming
Name:	Ronald W. Fleming
Title:	Chief Financial Officer

Exhibit 99.2

AMENDED AND RESTATED NOTE

U.S. $615,986.00          May 15, 2014

FOR VALUE RECEIVED, the undersigned, CHRISTOPHER F. BROGDON (“Brogdon”), promises to pay to the order of ADCARE HEALTH SYSTEMS, INC., a Georgia corporation (“AdCare”), the principal sum of SIX HUNDRED FIFTEEN THOUSAND NINE HUNDRED EIGHTY-SIX AND 00/100 DOLLARS ($615,986.00) (the “Principal”).

The unpaid Principal of this Note (the “Note”) shall not bear interest except as set forth in the immediately following sentence. If any payment required under this Note is not made within five (5) days of the due date, interest on the outstanding Principal balance shall accrue as of March 1, 2014 at the rate of ten percent (10%) per annum.

The Principal balance plus accrued interest (if any) shall be due and payable as follows:

(i)A Principal payment in the amount of $92,323.00 shall be due and payable upon the closing of the sale of the Riverchase Facility, provided, however, if such sale does not close on or before December 31, 2014, a Principal payment in the amount of $92,323.00 shall be due and payable on or before January 31, 2015.

(ii)Commencing on September 1, 2014 and continuing on the first day of each month thereafter the Principal amount of the $523,663.00 (representing the aggregate amount of the Outstanding Obligations due under the Agreement) shall be due and payable in five (5) equal monthly Principal payments of $104,732.60 each plus accrued interest (if any). The unpaid Principal amount of the Outstanding Obligations, together with all accrued and unpaid interest (if any), shall be due and payable on December 31, 2014.

Notwithstanding any provision hereof, the Principal balance, plus accrued interest (if any), shall be paid upon the closing of the sale of the Riverchase Facility to the extent of Net Sales Proceeds from such sale. If Net Proceeds from such sale are not sufficient to pay the Principal balance plus accrued interest (if any) in full, the remaining outstanding Principal balance shall be due and payable on the terms set forth in the immediately preceding paragraph. All capitalized but undefined terms used in this paragraph shall have the meanings set forth in that certain Agreement of even date herewith between Brogdon and his affiliated entities, on the one hand, and AdCare and its affiliated entities, on the other hand.

Brogdon acknowledges and agrees that all amounts due under this Note are due and payable as stated herein, and AdCare has no obligation to renew or extend this Note. The books and records of AdCare shall constitute prima facie evidence of all matters with respect to the amounts due hereunder. Payments shall be applied first to interest and then to Principal.

This Amended and Restated Note supersedes and replaces that certain Note dated February 28, 2014 in the principal amount of $523,663.00.

ADDITIONAL COVENANTS:

1.Default.

a.Each of the following shall be a default (“Default”) under this Note:

(a)failure of Brogdon to pay any amount due hereunder, or any part hereof, or any extension or renewal hereof, within five (5) days of the due date; or

(b)Brogdon's failure to perform or comply with any of the covenants or agreements contained herein.

b.If this Note is placed in the hands of one or more attorneys for collection or in the hands of one or more attorneys for representation of AdCare in connection with any bankruptcy, probate or other court or by any other legal proceedings, Brogdon shall pay the fees and expenses of such attorneys in addition to the full amount due hereon, whether or not litigation is commenced.

c.In the event (i) that there occurs any Default hereunder; or (ii) that Brogdon shall become insolvent or make an assignment for the benefit of his creditors; or (iii) that a petition is filed or any other proceeding is commenced under the Federal Bankruptcy Act or any state insolvency statute by or against Brogdon; or (iv) that a receiver or similar person is appointed for Brogdon; then, in any such event, the entire unpaid Principal balance due hereon and all accrued interest at the option of the holder hereof shall become immediately due and payable without any notice or demand. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Default.

2.Prepayment.    Brogdon may prepay this Note at any time without premium or penalty.

3.Waivers by Brogdon and Others.    Brogdon and all endorsers, sureties and guarantors hereof hereby severally waive presentment for payment, notice of non-payment, protest, and notice of protest, and diligence in enforcing payment hereof, and consent that the time of payment may be extended without notice. The makers, endorsers, guarantors, and sureties executing this Note also waive any and all defenses which they may have upon the ground of any extension of time of payment which may be given by the holder of this indebtedness to any of the undersigned, or to any other person assuming payment hereof.

4.Amendments, Modifications and Waiver. No amendment, modification or waiver of any provision of this Note, nor consent to any departure by Brogdon therefrom, shall be effective unless the same shall be in a writing signed by AdCare, and then only in the specific instance and for the purpose for which given. No failure or delay on the part of AdCare to exercise any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise by AdCare of any right under this Note preclude any other or further exercise thereof, or the exercise of any other right. Each and every right granted to AdCare under this Note or allowed to it at law or in equity shall be deemed cumulative and such remedies may be exercised from time to time concurrently or consecutively at AdCare's option.

5.Payment. All payments due under this Note shall be paid to AdCare at such place as AdCare may direct. Whenever a payment is due on a day other than a business day (all days except Saturday, Sunday and legal holidays under federal or Georgia law), the maturity thereof shall be extended to the next succeeding business day. If any amount due hereunder is not paid within ten (10) days of the date when due, Brogdon agrees to pay an administrative and late charge equal to the lesser of (a) five percent (5%) on and in addition to the amount of such overdue amount, or (b) the maximum charges allowable under applicable law.

6.Notices. All notices or other communications required or otherwise given pursuant to this Note shall be in writing and shall be delivered by hand delivery or nationally recognized overnight courier to the following addresses:

If to Brogdon:	Christopher F. Brogdon
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, Georgia 30305

If to AdCare:	AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, Georgia 30076
Attention: Boyd P. Gentry

7.Usury Limitation. Notwithstanding anything to the contrary contained herein, at no time shall Brogdon be obligated to pay interest on this Note at a rate which would subject AdCare to either civil or criminal liability because such rate exceeds the maximum interest rate permitted under applicable legal requirements. If the terms of this Note would otherwise require Brogdon to pay interest on the loan at a rate in excess of such maximum rate, the rate of interest on the loan shall immediately be reduced to such maximum rate, the interest payable on the loan shall be computed at such maximum rate, and all prior payments of interest in excess of such maximum rate shall be applied as payments in reduction of principal. If such excessive interest exceeds the amount owing to AdCare, then AdCare shall refund any such excess to Brogdon. All sums paid or agreed to be paid to AdCare in connection with the loan which are, under applicable legal requirements, characterized as interest, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the loan until paid in full so that the actual rate of interest on the loan is uniform throughout the term of the loan.

8.Paragraph Headings.    Paragraph headings are inserted for convenience of reference only, do not form part of this Note and shall be disregarded for purposes of the interpretation of the terms of this Note.

9.Time of Essence. Time is of the essence with respect to each and every covenant and obligation of Brogdon under this Note.

10.Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BROGDON HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIMS TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE.

[Signature on Following Page]

IN WITNESS WHEREOF, Brogdon has executed this Note as of the date first written above.

BROGDON:

/s/ Christopher F. Brogdon
Christopher F. Brogdon